Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Hornbeck Offshore Services, Inc. (Form S-8 No. 333-119109) and related Prospectus of our report dated February 18, 2005, with respect to the consolidated financial statements of Hornbeck Offshore Services, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG, LLP

New Orleans, Louisiana

March 10, 2005